The AES Corporation (the “Company”)
Power of Attorney
The undersigned, acting in the capacity or capacities stated opposite their respective names below, hereby constitute and appoint Thomas O’Flynn and Paul L. Freedman and each of them severally, the attorneys-in-fact of the undersigned with full power to them and each of them to sign for and in the name of the undersigned in the capacities indicated below the Company’s 2017 Annual Report on Form 10-K and any and all amendments and supplements thereto. This Power of Attorney may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

Name	Title	Date

/s/ Andrés Gluski	Principal Executive Officer and Director	February 23, 2018
Andrés Gluski

/s/ Charles L. Harrington	Director	February 23, 2018
Charles L. Harrington

/s/ Kristina M. Johnson	Director	February 23, 2018
Kristina M. Johnson

/s/ Tarun Khanna	Director	February 23, 2018
Tarun Khanna

/s/ Holly K. Koeppel	Director	February 23, 2018
Holly K. Koeppel

/s/ James H. Miller	Director	February 23, 2018
James H. Miller

/s/ Alain Monié	Director	February 23, 2018
Alain Monié

/s/ John B. Morse	Director	February 23, 2018
John B. Morse

/s/ Moises Naim	Director	February 23, 2018
Moises Naim

/s/ Charles O. Rossotti	Chairman and Lead Independent Director	February 23, 2018
Charles O. Rossotti

/s/ Jeffrey W. Ubben	Director	February 23, 2018
Jeffrey W. Ubben